Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-222738

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED FEBRUARY 12, 2018)

INVIVO THERAPEUTICS HOLDINGS CORP.

Up to 10,700,000 shares of Common Stock

This prospectus supplement No. 4 supplements and amends the prospectus dated February 12, 2018, as supplemented by prospectus supplement No. 1 dated March 13, 2018, prospectus supplement No. 2 dated April 9, 2018 and prospectus supplement No. 3 dated May 7, 2018, related to the sale or other disposition from time to time of up to 10,700,000 shares of common stock, par value $0.00001 per share, of InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Company,” “we,” “us” or “our”), issued and issuable to Lincoln Park Capital Fund, LLC, the selling stockholder named in the prospectus, also referred to as Lincoln Park, pursuant to a purchase agreement dated January 25, 2018 that we entered into with Lincoln Park. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

This prospectus supplement should be read in conjunction with the prospectus dated February 12, 2018, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

Our common stock is currently quoted on The Nasdaq Global Market under the symbol “NVIV.” On May 16, 2018, the last reported sale price of our common stock on The Nasdaq Global Market was $7.82 per share.

This prospectus supplement incorporates into our prospectus the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2018 and attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 17, 2018.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 11, 2018

Date of Report (Date of Earliest Event Reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001‑37350	36‑4528166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B14402
Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐ Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 11, 2018, InVivo Therapeutics Holdings Corp. (the “Company”) received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, based on the Company’s Quarterly Report on Form 10‑Q for the quarter ended March 31, 2018, the Company’s stockholders’ equity was $8,323,000, and therefore, the Company was not in compliance with Nasdaq Listing Rule 5450(b)(1)(A), which requires a $10,000,000 minimum stockholders’ equity standard.

In accordance with such notice, the Company has been requested to provide to Nasdaq, on or before June 25, 2018, its specific plan to regain compliance with all Nasdaq Global Market listing requirements and the Company’s time frame to complete its plan. If the plan is accepted, Nasdaq may grant an extension of up to 180 calendar days, or until November 7, 2018, for the Company to regain compliance. If Nasdaq determines that such plan is not sufficient, it will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to a hearings panel (the “Panel”). The Company expects that its stock would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal Nasdaq’s determination to the Panel, that such appeal would be successful. Alternatively, the Company may be eligible to transfer the listing of its common stock to the Nasdaq Capital Market if it satisfies the Nasdaq Capital Market’s continued listing requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

	By:	/s/ Richard Toselli
Date: May 14, 2018	Name:	Richard Toselli
	Title:	President and Chief Executive Officer